Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2016 Financial

and Operating Results; Provides 2017 Outlook

HOUSTON, TEXAS, February 21, 2017 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months and year ended December 31, 2016.

Fourth Quarter and Full-Year 2016 Highlights1

•	Fourth quarter 2016 net loss of $64.3 million, compared to a net loss of $1.4 billion in the fourth quarter 2015; Full-year 2016 net loss of $192.1 million, compared to a net loss of $2.3 billion in 2015[2]

•	Fourth quarter 2016 Adjusted EBITDA of $125.6 million, compared to $118.9 million in the fourth quarter 2015; Full-year 2016 Adjusted EBITDA of $455.6 million, compared to $527.4 million in 2015

•	Fourth quarter 2016 distributable cash flow to common unitholders of $77.8 million, compared to $71.9 million in fourth quarter 2015, resulting in a fourth quarter 2016 cash distribution coverage ratio of approximately 1.9x; Full-year 2016 distributable cash flow to common unitholders of $301.9 million, compared to $361.5 million in 2015, resulting in a full-year 2016 cash distribution coverage ratio of approximately 1.8x

•	Ended 2016 with approximately $1.6 billion in total debt and a 3.7x leverage ratio. Crestwood has substantial liquidity available under its $1.5 billion revolver with $77 million drawn as of December 31, 2016

•	Declared fourth quarter 2016 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, paid on February 14, 2017 to unitholders of record as of February 7, 2017

Management Commentary

“Despite record commodity price volatility and challenging industry conditions in 2016, Crestwood delivered on all of the strategic initiatives we laid out to investors at the beginning of the year,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “With strong fourth quarter Adjusted EBITDA of $126 million, Crestwood delivered full-year 2016 Adjusted EBITDA of $456 million and achieved the upper end of our 2016 guidance range, resulting in a full-year distribution coverage ratio of 1.8x and a year-end leverage ratio of 3.7x. Also during 2016, we favorably resolved longstanding producer issues on our Barnett and PRB Niobrara gathering systems, reduced our outstanding debt by $1 billion, reduced operating and G&A expenses by another 15%, adjusted our common unit distribution to retain excess cash flow for reinvestment in new projects during 2016 and 2017, and repositioned Crestwood for long-term growth through the Nautilus system with Shell, and the formation of strategic partnerships with Con Edison in the Northeast and with First Reserve in the fast growing Delaware Permian.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release. Financial results reflect Crestwood’s contribution of its Northeast Storage and Transportation assets to Stagecoach Gas Services JV (“Stagecoach”) and its 35% share of Stagecoach’s earnings beginning June 2016.

[2]	Net loss for the fourth quarter 2016 and 2015 includes $228.2 million and $2.2 billion of non-cash goodwill and long-lived asset impairment charges resulting from decreasing cash flows due to the weakness in commodity prices and increased discount rates used to determine the fair value of its assets during those periods.

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Mr. Phillips continued, “Heading into 2017, our commercial teams are having success expanding assets and services in three core areas: Delaware Permian, Bakken and Marcellus. Our 2017 capital budget is currently concentrated on Arrow system expansions and the Nautilus build-out, and our teams continue to work on developing several new capital projects that we expect to finalize and announce later this year. Our 2017 adjusted cash flow guidance is lower than 2016 due to a full-year deconsolidation of the Stagecoach assets and contract expirations at the COLT Hub. As such, we view 2017 as a transition year where system volumes stabilize, key systems are expanded and overall volumes and cash flow begin to pick up in the second half of the year with increasing activity around our Delaware Permian, Bakken, Marcellus, PRB Niobrara and Barnett systems.”

“We are very pleased with where Crestwood is positioned today and are very confident in our ability to execute on our conservative 2017 plan. The improved outlook in our base business, along with 2017 expansion projects currently underway or in development in the Delaware Permian and Bakken regions, and longer-term projects around our Stagecoach assets, should allow Crestwood to deliver increased cash flows, maintain prudent leverage targets and potentially lead to a resumption of distribution growth in 2018,” added Mr. Phillips.

Fourth Quarter and Full-Year 2016 Segment Results

Gathering and Processing (“G&P”) segment EBITDA totaled $61.9 million in the fourth quarter 2016 compared to $8.2 million in the fourth quarter 2015, which includes a $51.4 million equity investment impairment and excludes non-cash goodwill impairments and losses on long-lived assets in the fourth quarter 2015. During the fourth quarter 2016, average natural gas gathering volumes were 883 million cubic feet per day (“MMcf/d”), crude oil gathering volumes were 64 thousand barrels per day (“MBbls/d”), processing volumes were 217 MMcf/d and compression volumes were 411 MMcf/d. Segment EBITDA increased quarter-over-quarter as a result of a 5% reduction in operating expenses and increased EBITDA generated by the Arrow, Willow Lake and PRB Niobrara systems. Full-year G&P segment EBITDA totaled $253.7 million compared to $211.4 million in 2015, excluding goodwill impairments and losses on long-lived assets. For the full-year 2016 compared to 2015, the G&P segment EBITDA increased primarily due to the equity investment impairment described above.

Storage and Transportation (“S&T”) segment EBITDA totaled $33.2 million in the fourth quarter 2016 compared to $29.2 million in the fourth quarter 2015, excluding goodwill impairments and gains on long-lived assets. Fourth quarter 2016 segment EBITDA reflects Crestwood’s 35% share of Stagecoach JV earnings and the recognition of $14.3 million of deficiency payments at the COLT Hub. During the fourth quarter 2016, natural gas storage and transportation volumes averaged 1.9 Bcf/d, compared to 2.0 Bcf/d in the fourth quarter 2015, and 1.8 Bcf/d in the third quarter 2016. Fourth quarter 2016 volumes increased 4% sequentially from the third quarter 2016 primarily as a result of increased Northeast storage withdrawals offset by lower volumes at the Tres Palacios storage facility. Full-year S&T segment EBITDA totaled $154.2 million compared to $197.1 million in 2015, excluding goodwill impairments and losses on long-lived assets. For the full year 2016 compared to 2015, the S&T segment reflects lower EBITDA primarily as a result of seven months of deconsolidated operating results related to the formation of the Stagecoach JV in June 2016.

Marketing, Supply and Logistics (“MS&L”) segment EBITDA totaled $22.1 million in the fourth quarter 2016 compared to $28.2 million in the fourth quarter 2015. Both periods are exclusive of non-cash goodwill impairments and losses on long-lived assets. Fourth quarter 2016 segment EBITDA reflects lower activity in Crestwood’s trucking and terminal business units, offset by higher margins on NGL marketing volumes in the Northeast, due to more normalized winter weather related demand, and

NEWS RELEASE

record product sales at US Salt due to capital investments in recent years. Full-year MS&L segment EBITDA totaled $60.9 million compared to $89.8 million in 2015, excluding non-cash goodwill impairments and losses on long-lived assets. For the full year 2016 compared to 2015, the MS&L segment was impacted by significantly warmer than normal winter weather during the first quarter 2016 and a full-year lower contribution from the trucking business.

Combined O&M and G&A expenses for the full-year 2016, net of unit based compensation and other significant costs, decreased by $37.7 million, or 15%, compared to full-year 2015. Crestwood exceeded its cost reduction goals in 2016 by reducing employee costs, improving maintenance practices and reducing expenses by utilizing strategic purchasing and professional service agreements.

Business Update and Outlook

Bakken - Arrow Gathering System

On the Arrow system, average crude oil, natural gas and produced water volumes increased 16%, 10% and 12%, respectively, in the fourth quarter 2016 compared to volumes in the third quarter 2016 despite weather in the region that negatively impacted production levels and typically strong year-end drilling and completions. In 2016, 48 wells were connected to the Arrow system and it is expected that approximately 70 wells will be connected in 2017. In 2017, Crestwood plans to invest approximately $55 million on the Arrow system to expand and upgrade water handling facilities, increase natural gas gathering capacity and complete an interconnect with the Dakota Access Pipeline (“DAPL”) which is expected to provide Arrow producers with access to new crude oil markets for Bakken production and potentially higher net-back prices. Additionally, due to the expectation of increasing gas volumes on the Arrow system, Crestwood is evaluating a long-term gas processing solution that will lead to increased development activity, enhanced flow assurance, reduced flaring and improved producer natural gas net-backs across the Arrow system. This project is not included in the current capital spending guidance for 2017.

Delaware Basin Update

In September 2016, Crestwood contracted with a subsidiary of Royal Dutch Shell (SWEPI) to construct, own and operate the Nautilus natural gas gathering system in Loving and Ward counties, Texas. The system is owned by the 50%/50% joint venture with First Reserve, which expects to invest $90 million, $45 million net to Crestwood, for the initial system build-out in 2017. Pipeline engineering and right of way acquisition are substantially complete, system construction is underway with a targeted in-service date before July 1, 2017.

During the fourth quarter 2016, the Willow Lake system averaged gathering volumes of 43 MMcf/d and processing volumes of 38 MMcf/d compared to volumes of 21 MMcf/d and 11 MMcf/d, respectively, in the fourth quarter 2015. Additional Wolfcamp and Bone Springs wells are scheduled to be connected in 2017, bringing the Willow Lake system and plant to full capacity. Crestwood continues to work with area producers to evaluate 2017 and 2018 drilling plans which may result in an expansion of the Willow Lake processing facility or the construction of the previously proposed Delaware Ranch processing plant. This project is not included in the current capital spending guidance for 2017.

Crestwood extended and continues to operate on an exclusive basis with an anchor shipper to develop the RIGS system located in Reeves County, Texas in the Delaware Basin. The RIGS system, located adjacent to the Nautilus system, will be included in the joint venture with First Reserve. This project is not included in the current capital spending guidance for 2017.

NEWS RELEASE

PRB Niobrara – Jackalope Joint Venture

On January 1, 2017, Crestwood and Williams Partners L.P. (50%/50% joint venture) executed a new 20-year gathering and processing agreement with Chesapeake Energy. The new fixed-fee contract, which replaces the original cost-of-service agreement, includes minimum annual revenue guarantees over the next five to seven years that will provide baseline cash flow to Crestwood. During the fourth quarter 2016, Chesapeake resumed development activity on the Jackalope system and is currently running two drilling rigs. Crestwood expects to connect 20 to 25 wells in 2017. No additional capital is required on the Jackalope system in 2017 as the system is currently running at 40% of total capacity.

SW Marcellus Gathering System

Crestwood has been notified that Antero Resources is completing its 22 drilled-but-uncompleted wells on Crestwood’s eastern area of dedication in 2017. Completion crews are currently onsite with four wells expected online by the end of the first quarter 2017 and four additional wells by the end of the second quarter 2017. The remaining 14 wells are expected to be brought online beginning in the second half of 2017.

Barnett Shale Gathering Systems

During the fourth quarter 2016, dry and rich gathering volumes were flat quarter-over-quarter as BlueStone Natural Resources implemented a workover program to offset natural field decline. Recently, BlueStone completed seven drilled but uncompleted wells and is expected to continue workover activity to offset natural field decline on the Barnett system in 2017.

Stagecoach Gas Services – Con Edison Joint Venture

Stagecoach Gas Services (50%/50% joint venture) in the fourth quarter benefited from heavy storage withdrawals driven by colder winter temperatures. These above average withdrawals reaffirm the value of Stagecoach assets and their proximity to key East Coast demand markets. Stagecoach is encouraged by the recent progress in the Northeast regulatory environment enabling some previously announced infrastructure projects in the basin to move forward. An increase in long haul infrastructure projects is expected to benefit Stagecoach’s base business and prospects for future growth opportunities.

COLT Hub

On November 30, 2016, contracts for 60 MBbls/d of take-or-pay rail loading volumes expired reducing the level of remaining take-or-pay rail loading volumes to 40 MBbls/d at a weighted average rail loading fee of approximately $1.60 per barrel. Rail loading volumes for the month of January 2017 averaged approximately 65 MBbls/d resulting in approximately $4.5 million of monthly cash flow. Rail loading volumes are exceeding take-or-pay contracts levels due to increased utilization from daily spot customers and new short-term contracts. Crestwood connected the COLT Hub to DAPL in the fourth quarter 2016, which is expected to attract additional volumes to the facility after DAPL is placed into service.

NGL Marketing & Logistics

In the fourth quarter 2016, Crestwood expanded its West Coast NGL business with the acquisition of Turner Gas Company for approximately $7 million. The acquisition included significant long-term Western US propane customers, numerous Rocky Mountain contracts for direct NGL supplies from processing plants and fractionators, three rail-to-truck terminals located in Nevada and Wyoming and a truck terminal in Salt Lake City, Utah. The acquired assets will enhance Crestwood’s ability to

NEWS RELEASE

provide supply, transportation and storage services to wholesale customers in the western and north central regions of the United States and augment Crestwood’s West Coast refineries services business. Crestwood is developing a greenfield rail-to-truck NGL terminal in Montgomery, NY that will increase propane supply reliability across the Northeast markets. The terminal, which is expected to be placed into service in the summer of 2017, will be supported by product controlled by Crestwood from multiple producers in the Marcellus and Utica regions.

2017 Outlook

Based upon the business update and outlook noted above, Crestwood’s 2017 guidance is provided below. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $0 to $30 million

•	Adjusted EBITDA of $360 million to $390 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$265	-	$275
Storage & Transportation	80	-	90
Marketing, Supply & Logistics	80	-	90
Less: Corporate G&A	(65)		(65)

FY 2017 Totals	$360	-	$390

•	Distributable cash flow of $200 million to $230 million

•	Cash distributions of $2.40 per common unit resulting in full-year 2017 cash distribution coverage ratio of approximately 1.2x to 1.4x

•	Targeted 2017 leverage ratio between 4.0x and 4.5x

•	Growth project capital spending and joint venture contributions in the range of $130 million to $150 million

•	Maintenance capital spending in the range of $20 million to $25 million

Robert T. Halpin, Senior Vice President and Chief Financial Officer, commented, “In 2017, Crestwood plans to fund all currently budgeted capital requirements through our regional joint ventures and ample liquidity under our revolving credit facility. Crestwood remains committed to maintaining our targeted distribution coverage and leverage goals as we execute our organic growth projects in the Delaware Permian and Bakken, which will drive growing cash flows and increased distribution coverage in 2018.”

Capitalization and Liquidity Update

As of December 31, 2016, Crestwood had approximately $1.6 billion of debt outstanding, comprised primarily of $1.5 billion of fixed-rate senior notes and $77 million outstanding under its $1.5 billion

NEWS RELEASE

revolving credit facility. Crestwood’s leverage ratio was 3.7x compared to the leverage covenant under its revolving credit facility of 5.5x. Crestwood currently has 68.0 million preferred units outstanding which pay an annual distribution of 9.25% payable quarterly in cash or through the issuance of additional preferred units.

Goodwill and Long-Lived Asset Charges

Generally Accepted Accounting Principles (“GAAP”) required Crestwood to record the assets and goodwill in its storage and transportation segment and marketing, supply and logistics segment at fair value when the assets were acquired in 2013, and further require subsequent analysis to assess the recoverability of assigned values, including goodwill.

As a result of this analysis, Crestwood recorded goodwill and long-lived asset impairments of $84 million during the fourth quarter of 2016 ($228 million for full-year 2016), primarily related to its COLT Hub and trucking assets, and impairments of $1.3 billion during the fourth quarter of 2015 ($2.2 billion for full-year 2015), primarily related to its COLT Hub, trucking and Barnett shale assets. These impairments primarily resulted from decreasing forecasted cash flows from these assets and increasing the discount rate utilized in determining the fair value of these assets when taking into consideration continued commodity price weakness and its impact on the midstream industry and Crestwood’s customers in these areas.

Upcoming Conference Participation

Crestwood Management will participate in the following MLP and energy conferences during the first quarter 2017. Prior to the each conference presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Barclays MLP Corporate Access Day on February 28 – March 1, in New York, NY

•	Morgan Stanley MLP/Diversified Natural Gas, Utilities & Clean Tech Conference on February 28 – March 1, in New York, NY

•	J.P. Morgan 2017 Global High Yield and Leveraged Finance Conference on February 27 – March 1, in Miami, FL

•	Capital Link 4th Annual MLP Investing Forum on March 2, in New York, NY

2017 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed the week of Monday, March 6, 2017.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance

NEWS RELEASE

with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Gathering and processing	$330.6	$327.4	$1,116.2	$1,377.1
Storage and transportation	33.8	65.2	165.3	266.3
Marketing, supply and logistics	430.1	235.6	1,236.4	985.5
Related party	0.5	0.9	2.6	3.9

	795.0	629.1	2,520.5	2,632.8
Costs of product/services sold:
Gathering and processing	280.8	255.6	899.3	1,075.0
Storage and transportation	0.2	4.3	5.1	20.1
Marketing, supply and logistics	360.0	179.5	1,003.0	759.5
Related party	4.0	5.7	17.7	28.9

	645.0	445.1	1,925.1	1,883.5
Expenses:
Operations and maintenance	38.2	46.4	158.1	190.2
General and administrative	18.0	25.4	88.2	116.3
Depreciation, amortization and accretion	52.6	75.6	229.6	300.1

	108.8	147.4	475.9	606.6
Other operating expense:
Loss on long-lived as	(30.8)	(817.3)	(65.6)	(821.2)
Goodwill impairment	(52.9)	(515.4)	(162.6)	(1,406.3)

Operating loss	(42.5)	(1,296.1)	(108.7)	(2,084.8)
Earnings (loss) from unconsolidated affiliates, net	5.4	(72.0)	31.5	(60.8)
Interest and debt expense, net	(27.2)	(35.4)	(125.1)	(140.1)
Gain (loss) on modification/extinguishment of debt	—	(0.2)	10.0	(20.0)
Other income, net	0.1	0.1	0.5	0.6

Loss before income taxes	(64.2)	(1,403.6)	(191.8)	(2,305.1)
(Provision) benefit for income taxes	(0.1)	1.2	(0.3)	1.4

Net loss	(64.3)	(1,402.4)	(192.1)	(2,303.7)
Net income (loss) attributable to non-controlling partners	6.2	5.9	24.2	(636.8)

Net loss attributable to Crestwood Equity Partners LP	$(70.5)	$(1,408.3)	$(216.3)	$(1,666.9)
Net income attributable to preferred units	12.1	6.2	28.7	6.2

Net loss attributable to partners	$(82.6)	$(1,414.5)	$(245.0)	$(1,673.1)

Net loss per limited partner unit:
Basic and diluted	$(1.20)	$(20.77)	$(3.55)	$(54.00)

Weighted-average limited partners’ units outstanding (in thousands):
Basic and diluted	69,060	68,119	69,017	30,983

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2016	2015
Cash	$1.6	$0.5
Outstanding debt:
Crestwood Equity Partners LP
Other	$—	$0.2
Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$77.0	$735.0
Senior Notes	1,475.2	1,800.0
Other	5.5	8.6

Subtotal	1,557.7	2,543.6
Less: deferred financing costs, net	34.0	40.9

Total debt	$1,523.7	$2,502.9

Total partners’ capital	$2,539.0	$2,946.9

Crestwood Equity Partners LP partners’ capital
Common units outstanding	69.5	68.6

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
EBITDA
Net loss	$(64.3)	$(1,402.4)	$(192.1)	$(2,303.7)
Interest and debt expense, net	27.2	35.4	125.1	140.1
(Gain) loss on modification/extinguishment of debt	—	0.2	(10.0)	20.0
Provision (benefit) for income taxes	0.1	(1.2)	0.3	(1.4)
Depreciation, amortization and accretion	52.6	75.6	229.6	300.1

EBITDA (a)	$15.6	$(1,292.4)	$152.9	$(1,844.9)
Significant items impacting EBITDA:
Unit-based compensation charges	5.8	4.1	19.2	19.7
Loss on long-lived assets, net	30.8	817.3	65.6	821.2
Goodwill impairment	52.9	515.4	162.6	1,406.3
Earnings (loss) from unconsolidated affiliates, net	(5.4)	72.0	(31.5)	60.8
Adjusted EBITDA from unconsolidated affiliates, net	19.7	6.9	61.1	25.3
Change in fair value of commodity inventory-related derivative contracts	5.8	(5.3)	14.1	5.4
Significant transaction and environmental related costs and other items	0.4	0.9	11.6	33.6

Adjusted EBITDA (a)	$125.6	$118.9	$455.6	$527.4

Distributable Cash Flow
Adjusted EBITDA (a)	$125.6	$118.9	$455.6	$527.4
Cash interest expense (b)	(25.2)	(33.5)	(117.7)	(132.3)
Maintenance capital expenditures (c)	(4.4)	(10.0)	(13.3)	(23.4)
(Provision) benefit for income taxes	(0.1)	1.2	(0.3)	1.4
Deficiency payments	(14.3)	(0.9)	(7.2)	3.6

Distributable cash flow attributable to CEQP	81.6	75.7	317.1	376.7
Distributions to Niobrara Preferred	(3.8)	(3.8)	(15.2)	(15.2)

Distributable cash flow attributable to CEQP common (d)	$77.8	$71.9	$301.9	$361.5

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our historical cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
EBITDA
Net cash provided by operating activities	$96.4	$139.1	$340.9	$440.7
Net changes in operating assets and liabilities	(11.1)	(52.4)	(57.9)	(98.0)
Amortization of debt-related deferred costs, discounts and premiums	(1.8)	(2.3)	(6.9)	(8.9)
Interest and debt expense, net	27.2	35.4	125.1	140.1
Market adjustment on interest rate swap	—	—	—	0.5
Unit-based compensation charges	(5.8)	(4.1)	(19.2)	(19.7)
Loss on long-lived assets, net	(30.8)	(817.3)	(65.6)	(821.2)
Goodwill impairment	(52.9)	(515.4)	(162.6)	(1,406.3)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions	(6.3)	(75.2)	(2.4)	(73.6)
Deferred income taxes	2.2	1.1	3.1	3.6
Provision (benefit) for income taxes	0.1	(1.2)	0.3	(1.4)
Other non-cash expense	(1.6)	(0.1)	(1.9)	(0.7)

EBITDA (a)	$15.6	$(1,292.4)	$152.9	$(1,844.9)
Unit-based compensation charges	5.8	4.1	19.2	19.7
Loss on long-lived assets, net	30.8	817.3	65.6	821.2
Goodwill impairment	52.9	515.4	162.6	1,406.3
(Earnings) loss from unconsolidated affiliates, net	(5.4)	72.0	(31.5)	60.8
Adjusted EBITDA from unconsolidated affiliates, net	19.7	6.9	61.1	25.3
Change in fair value of commodity inventory-related derivative contracts	5.8	(5.3)	14.1	5.4
Significant transaction and environmental related costs and other items	0.4	0.9	11.6	33.6

Adjusted EBITDA (a)	$125.6	$118.9	$455.6	$527.4

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our historical cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Gathering and Processing
Revenues	$363.8	$340.5	$1,227.4	$1,447.7
Costs of product/services sold	284.8	261.3	917.0	1,103.9
Operations and maintenance expense	20.9	22.0	77.0	89.0
Loss on long-lived assets, net	—	(786.1)	(2.0)	(787.3)
Goodwill impairment	—	(69.9)	(8.6)	(329.7)
Earnings (loss) from unconsolidated affiliates	3.8	(49.0)	20.3	(43.4)

EBITDA	$61.9	$(847.8)	$243.1	$(905.6)

Storage and Transportation
Revenues	$35.0	$65.2	$169.5	$266.3
Costs of product/services sold	0.2	4.3	5.1	20.1
Operations and maintenance expense	3.2	8.7	21.4	31.7
Gain (loss) on long-lived assets	0.6	—	(32.2)	(1.6)
Goodwill impairment	(31.2)	(275.4)	(44.9)	(623.4)
Earnings (loss) from unconsolidated affiliates	1.6	(23.0)	11.2	(17.4)

EBITDA	$2.6	$(246.2)	$77.1	$(427.9)

Marketing, Supply and Logistics
Revenues	$396.2	$168.9	$1,123.6	$918.8
Costs of product/services sold	360.0	125.0	1,003.0	759.5
Operations and maintenance expense	14.1	15.7	59.7	69.5
Loss on long-lived assets	(31.4)	(31.2)	(31.4)	(32.3)
Goodwill impairment	(21.7)	(170.1)	(109.1)	(453.2)

EBITDA	$(31.0)	$(173.1)	$(79.6)	$(395.7)

Total Segment EBITDA	$33.5	$(1,267.1)	$240.6	$(1,729.2)
Corporate	(17.9)	(25.3)	(87.7)	(115.7)

EBITDA	$15.6	$(1,292.4)	$152.9	$(1,844.9)

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Gathering and Processing (MMcf/d)
Arrow	45.2	43.7	43.3	43.0
Marcellus	362.1	431.7	406.7	550.1
Barnett rich	126.8	114.6	118.6	128.0
Barnett dry	192.8	194.6	192.3	213.3
Fayetteville	51.3	66.4	55.8	72.5
PRB Niobrara - Jackalope Gas Gathering (a)	49.0	78.1	60.3	79.7
Other	55.8	50.7	59.5	49.7

Total gathering volumes	883.0	979.8	936.5	1,136.3
Processing volumes	217.0	220.6	218.8	216.5
Compression volumes	410.6	459.7	463.0	579.0
Arrow Midstream
Crude oil (MBbls/d)	64.1	69.9	61.6	65.7
Water (MBbls/d)	30.0	27.9	27.8	26.4

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	35.8	34.4	35.5	34.4
% of operational capacity contracted	100%	99%	100%	99%
Firm storage services (MMcf/d) (a)	242.3	277.9	215.5	336.7
Interruptible storage services (MMcf/d) (a)	1.4	17.6	11.5	71.2
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,438.4	1,265.0	1,385.2	1,214.8
% of operational capacity contracted	81%	87%	81%	87%
Firm services (MMcf/d) (a)	1,316.0	1,139.7	1,154.4	1,209.7
Interruptible services (MMcf/d) (a)	69.7	199.8	101.3	190.2
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	30.4	28.9	30.1	26.4
% of operational capacity contracted	79%	75%	78%	69%
Firm storage services (MMcf/d) (a)	227.8	196.1	193.1	161.2
Interruptible storage services (MMcf/d) (a)	26.8	161.7	60.9	137.3
COLT Hub
Rail loading (MBbls/d)	84.8	107.4	89.6	117.3
Connector pipeline (MBbls/d) (b)	9.1	13.1	11.4	7.5

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	4.3	16.0	8.4	24.1
NGL Operations
Supply & Logistics volumes sold (MBbls/d)	94.1	81.2	87.4	95.4
West Coast volumes sold or processed (MBbls/d)	20.7	23.2	22.0	26.3
NGL volumes trucked (MBbls/d)	64.4	65.3	52.4	64.0

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 34.9 MBbls/d and 40.3 MBbls/d for the three and twelve months ended December 31, 2016, and 38.2 MBbls/d and 33.7 MBbls/d for the three and twelve months ended December 31, 2015.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2017 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2017 Range
Low - High
Net income	$0 - $30
Interest and debt expense, net	110
Depreciation, amortization and accretion	195
Unit-based compensation charges	25
Earnings from unconsolidated affiliates	(50) - (55)
Adjusted EBITDA from unconsolidated affiliates	80 - 85

Adjusted EBITDA	$360 - $390

Cash interest expense (a)	(105)
Maintenance capital expenditures (b)	(20) - (25)
Cash distributions to preferred unitholders (c)	(30)

Distributable cash flow attributable to CEQP (d)	$200 - $230

(a)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Includes cash distributions to Crestwood Niobrara preferred unitholders and cash distributions to Class A preferred unit holders.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.